CNL Strategic Capital, LLC 8-K

Exhibit 99.1

News Release

For information contact: Colleen Johnson Senior Vice President Marketing and Communications CNL Financial Group 407-650-1223

CNL Strategic capital Acquires MAjority stake

in ATA NATIONAL TITLE GROUP in partnership with management

(Orlando, Fla.) April 5, 2021 — CNL Strategic Capital, LLC acquired a majority equity stake and made a concurrent debt investment in ATA National Title Group in partnership with ATA’s management. This is the eighth company in CNL Strategic Capital’s portfolio.

Founded in 1999 and headquartered in Farmington Hills, Michigan, ATA is a national independent title insurance agency and settlement service provider for the residential resale, residential refinance, commercial and default real estate markets. Its brands include Attorneys Title Agency, Greco Title Agency, Midstate Title Agency, Seaver Title Agency and Talon Title Agency. ATA has over 400 employees across 60 offices in the Great Lakes Region (Michigan, Indiana, Ohio and Illinois), and its business has a nationwide reach through key underwriter relationships. ATA is in the top 1% of independent title insurance agencies in the United States in terms of volume, completing more than 50,000 transactions per year.

About CNL Strategic Capital

CNL Strategic Capital is a publicly registered, non-traded limited liability company that seeks to provide current income and long-term appreciation to individuals by acquiring controlling equity stakes in combination with loan positions in durable and growing middle-market businesses. The company is externally managed by CNL Strategic Capital Management, LLC and Levine Leichtman Strategic Capital, LLC (LLSC). For additional information, please visit cnlstrategiccapital.com.

About CNL Financial Group

CNL Financial Group (CNL) is a private investment management firm providing real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $34 billion in assets. CNL is headquartered in Orlando, Florida. For additional information, please visit cnl.com.

About Levine Leichtman Strategic Capital

LLSC is an affiliate of Levine Leichtman Capital Partners, LLC (LLCP), a middle-market private equity firm with a 37-year track record of successfully investing across various targeted sectors, including franchising, professional services, education and engineered products. LLCP utilizes a differentiated Structured Private Equity investment strategy, combining debt and equity capital investments in portfolio companies. This unique structure provides a less dilutive solution for management teams and entrepreneurs, while delivering growth and income with a significantly lower risk profile.

LLCP’s global team of dedicated investment professionals is led by seven partners who have worked together for an average of 21 years. Since inception, LLCP has managed approximately $11.7 billion of institutional capital across 15 investment funds and has invested in over 90 portfolio companies. LLCP currently manages $8.2 billion of assets – including its most recent flagship fund, Levine Leichtman Capital Partners VI, L.P., which closed in 2018 with $2.5 billion of committed capital – and has offices in Los Angeles, New York, Chicago, Charlotte, Miami, London, Stockholm and The Hague. For additional information, please visit llcp.com.

The information in this press release may include “forward-looking statements.” These statements are based on the beliefs and assumptions of CNL Strategic Capital’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond CNL Strategic Capital’s control. Important risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the Company’s ability to pay distributions and the sources of such distribution payments, the Company’s ability to locate and make suitable investments and other risks  described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and the other documents filed by the Company with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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